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                                                                     EXHIBIT 8.3

                                FORM OF OPINION
                                       OF
                      VORYS, SATER, SEYMOUR AND PEASE LLP


                                                                  (614) 464-6400

                                            , 1999



[DRAFT]

Eastern States Oil and Gas
2800 Eisenhower Avenue
Alexandria, VA  22314

                 Re:      Appalachian Natural Gas Trust

Ladies and Gentlemen:

                 We have acted as special Kentucky counsel to Eastern States Oil & Gas, Inc. ("Eastern"), in connection with the formation of the Appalachian Natural Gas Trust (the "Trust") and certain proposed conveyances from Eastern to the Trust. Capitalized terms used in this opinion but not expressly defined herein have the respective meanings given to them in the Form S-1 Registration Statement (File No. 333-89555) for the Trust, as amended (the "Registration Statement"). This opinion is given at the request of Eastern in connection with the formation of the Trust.

                 In connection with this opinion, we have examined drafts of the form of items (i) through (iii), and have relied upon the accuracy of, without independent verification or investigation, the following:

                 (i)      the Registration Statement;

                 (ii) the Kentucky Net Overriding Royalty Conveyance ("Kentucky Conveyance") in connection with the transfer of a net overriding royalty interest (the "Net Overriding Royalty Interest") from Eastern to the Trust;

                 (iii) the Amended and Restated Trust Agreement of Appalachian Natural Gas Trust ("Trust Agreement"); and

                 (iv) the certificates, copies of which are attached hereto, of the Secretary of State of the Commonwealth of Kentucky, with respect to the qualification of Eastern and the Trust to do business in said Commonwealth as a foreign corporation and a foreign business trust, respectively (the "Foreign Qualification Certificates").
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The documents referenced in clauses (i) through (iii) of this paragraph are sometimes referred to herein as the "Transaction Documents."

                 In such examinations, we have assumed (i) the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents; (ii) the due completion, execution, and acknowledgment as indicated thereon, and delivery of all documents and instruments and of the consideration recited therein; (iii) the due recording of the Kentucky Conveyance in each of the offices described on Exhibit 1 hereto; (iv) that each of the parties to the Transaction Documents has the full power, authority and legal right under its charter and other governing documents, internal resolutions, and applicable laws and regulations to execute and perform its obligations under all documents executed by it in connection with the transactions which are the subject of the Transaction Documents; (v) that when duly authorized, executed and delivered, each of the Transaction Documents will constitute the legal, valid and binding obligation of Eastern and the Trust, enforceable against Eastern and the Trust in accordance with its terms; (vi) that each of the Transaction Documents is supported by adequate consideration, in each case consistent with and sufficient for the purpose of the particular Transaction Document; (vii) that each signature on any document to be recorded in the Commonwealth of Kentucky will be acknowledged before a notary public; (viii) that any document to be recorded in the Commonwealth of Kentucky will contain the name, address and signature of the preparer; and (ix) that the laws of any jurisdiction other than the Commonwealth of Kentucky which may govern any one or more of the Transaction Documents are not inconsistent with the laws of such Commonwealth in any matter material to this opinion.

                 Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, we are referring to the actual knowledge of the Vorys, Sater, Seymour and Pease LLP attorneys who have represented Eastern in connection with the transactions contemplated by the Transaction Documents. We have relied solely upon the examinations and inquiries recited herein and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn. Without limiting the generality of the foregoing, we have made no examination of the character, organization, activities or authority of Eastern which might have any effect upon our opinions expressed herein and we have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.
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                 Based upon and subject to the foregoing and further
qualifications and limitations set forth below, as of the date hereof (or as of the date of any assumption made herein or any certificate, schedule, exhibit or inquiry stated to have been examined, made, or otherwise relied upon by us), we are of the opinion that:

                 1. The income from the Net Overriding Royalty Interests received by the Trust will not be subject to taxation (including any requirements to withhold taxes in respect of the Trust or any holder of Trust Units) at the Trust level by the Commonwealth of Kentucky.

                 2. A holder of Trust Units who is a Kentucky resident will be required to report to the Commonwealth of Kentucky as income such Trust Unit holder's proportionate share of income derived from the Trust Units.

                 3. A holder of Trust Units who is a nonresident of Kentucky will be subject to Kentucky income tax on income from the Net Overriding Royalty Interests allocable to Kentucky. In that regard, income derived from the Net Overriding Royalty Interests encumbering properties in Kentucky will be considered income derived from Kentucky sources for this purpose. Such nonresident holder will be allowed certain deductions and exemptions which are apportioned to Kentucky based upon the ratio of Kentucky income to total income.

                 4. The distributions to be received by a holder of the Trust Units will not be subject to withholding for Kentucky income taxes.

                 The opinions expressed above are subject to the following qualifications:

                 All of our opinions are subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by principles of equity. In addition, certain remedial and other provisions of the Transaction Documents may be limited by (i) implied covenants of good faith, fair dealing and commercially reasonable conduct, (ii) judicial discretion, in the instance of multiple or equitable remedies, and
(iii) by the public policies and laws of Kentucky.

                 We express no opinion as to (a) title or ownership of
property; (b) the priority of any lien, security interest or other encumbrance; or (c) the creation, attachment or perfection of any lien, security interest or other encumbrance.
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                 We have not conducted requisite factual or legal examinations, and accordingly we express no opinion, except as expressly set forth above, with respect to the application, if any, of laws concerning or promulgated by
(a) environmental effects or agencies; (b) banks and thrift institutions, insurance or utilities; (c) fraudulent dispositions or obligations; (d) securities laws; (e) restrictions attendant to financings of property by public authorities, for example, industrial revenue bond financings; (f) racketeer influenced and corrupt organizations (RICO) statutes; (g) political subdivisions of the Commonwealth of Kentucky; (h) any order of any court or other authority directed specifically to any party to the Transaction Documents of which we do not have knowledge; (i) any taxes or tax effects, or (j) the effect if the Kentucky Conveyance was not recorded.

                 In addition, we express no opinion as to the enforceability of rights, provisions or interests to the extent, if any, dependent upon the enforceability of the following terms or provisions, if any, contained in any of the Transaction Documents (a) waivers of rights of debtors or others which may not be waived or which may be waived only under certain circumstances under applicable law; (b) provisions of the Transaction Documents to the extent held to (i) require the payment of interest on interest; (ii) compensate any party for loss or expense in excess of actual loss or reasonable expenses or constitute a penalty; (iii) require reimbursement for or indemnity against actions by any person taken in violation of applicable law or public policy;
(iv) require indemnity or reimbursement by a person for additional costs or expenses where the party reimbursed has incurred such expense by reason in part of the effect or activities with others not party to the Transaction Documents and has assigned or allocated the burden of reimbursement unreasonably or arbitrarily; (v) purport to waive or negate in favor of any person the effect of notice of a default or event of default, if any, which such person may have at the time of closing; or (vi) include an acceleration clause and a prepayment penalty or premium exercised with respect to the same obligation; (c) any provision for the award of attorneys' fees to an opposing party; (d) provisions which purport to create self-help rights or remedies not conducted under the supervision of a court of competent jurisdiction; (e) provisions which purport to effect the alteration or termination of rights currently held by third parties; (f) provisions which purport to establish evidentiary standards; (g) disclaimers of liability, or liability limitations, with respect to third parties; (h) releases of legal or equitable rights; (i) provisions which purport to authorize execution of various documents on behalf of another; (j) provisions which purport to authorize sale of property without notice or compliance with other applicable requirements under the law of the commonwealth of Kentucky; or (k) provisions, if any, that are held to be ambiguous or inconsistent within a Transaction Document or among the Transaction Documents.
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                 The opinions expressed herein are limited to the laws of the
Commonwealth of Kentucky having effect on the date hereof and are given respectively by those attorneys in our firm who are admitted to practice in the Commonwealth of Kentucky. We express no opinion as to the laws of the United States of America or any other jurisdiction. The opinions expressed herein are furnished specifically in connection with the formation of the Trust for the benefit of Eastern and may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without our specific prior written consent. We hereby consent to the use of our name in the Registration Statement with respect to this opinion and under the caption "State Tax Considerations" in the Prospectus and consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        [VORYS, SATER, SEYMOUR AND PEASE LLP]